EXHIBIT 10.6

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is made as of the              day of                       , between FOREST OIL CORPORATION, a New York corporation (the “Company”), and                                   (the “Employee”).

1.                                       Award. Pursuant to the FOREST OIL CORPORATION 2001 STOCK INCENTIVE PLAN, as amended (the “Plan”), as of the date of this Agreement,               shares (the “Restricted Shares”) of the Company’s common stock, par value $.10 per share, that are currently held in Treasury, shall be issued as hereinafter provided in the Employee’s name subject to certain restrictions thereon.  The Restricted Shares shall be issued upon acceptance hereof by the Employee and upon satisfaction of the conditions of this Agreement. The Employee acknowledges receipt of a copy of the Plan, and agrees that this award of Restricted Shares shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof.  In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control.

2.                                       Restricted Shares. The Employee hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:

(a)                                  Forfeiture Restrictions.  The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions (as hereinafter defined), and in the event of termination of the Employee’s employment with the Company for any reason other than death, Disability, Involuntary Termination, or Retirement (as such terms are hereinafter defined), the Employee shall, for no consideration, forfeit to the Company all Restricted Shares to the extent then subject to the Forfeiture Restrictions.  The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Company upon termination of employment are herein referred to as the “Forfeiture Restrictions.”  The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares.  The Employee shall be permitted at any time and from time to time to submit to the Committee (as hereinafter defined) a written request for approval by the Committee of a transfer by the Employee of some or all of the Restricted Shares for estate planning purposes.  For purposes of this Agreement, the following capitalized words and terms shall have the meanings indicated below:

(i)                                     “Board” shall mean the Board of Directors of the Company.

(ii)                                  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(iii)                               “Committee” shall mean the committee of the Board that is selected by the Board to administer the Plan as provided in Paragraph IV(a) of the Plan.

(iv)                              “Corporate Change” shall mean the occurrence of any one or more of the following events: (A) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company); (B) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company); (C) the Company is to be dissolved and liquidated; (D) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power); or (E) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board.  Notwithstanding the foregoing, the term “Corporate Change” shall not include any reorganization, merger or consolidation involving solely the Company and one or more previously wholly-owned subsidiaries of the Company.

(v)                                 “Disability” shall mean that, as a result of the Employee’s incapacity due to physical or mental illness, he shall have been absent from the full-time performance of his duties for six consecutive months, and he shall not have returned to full-time performance of his duties within 30 days after written notice of termination is given to the Employee by the Company (provided, however, that such notice may not be given prior to 30 days before the expiration of such six-month period).

(vi)                              “Involuntary Termination” shall mean any termination of the Employee’s employment with the Company which does not result from a resignation by the Employee; provided, however, that the term “Involuntary Termination” shall not include a termination as a result of death, Disability, or Retirement or a termination of the Employee’s employment by the Company (or its subsidiaries) by reason of the Employee’s gross negligence or willful misconduct in the performance of his duties or final conviction of a misdemeanor involving moral turpitude or a felony.

(vii)                           “Retirement” shall mean the Employee’s resignation from employment with the Company after attaining age 65 or, if earlier, after attaining age 55 and completing 15 years of Vesting Service, as such term is defined in the Retirement Savings Plan of Forest Oil Corporation.

(viii)                        “Section 16 Person” shall mean an officer, director or affiliate of the Company or a former officer, director or affiliate of the Company who is subject to section 16 of the Securities Exchange Act of 1934, as amended.

(b)                                 Lapse of Forfeiture Restrictions.  The Forfeiture Restrictions shall lapse as to the Restricted Shares in accordance with the following schedule provided that the Employee has been continuously employed by the Company from the date of this Agreement through the lapse date:

Lapse Date	Percentage of Total Number of Restricted Shares as to Which Forfeiture Restrictions Lapse

Notwithstanding the foregoing, the Forfeiture Restrictions shall lapse as to all of the Restricted Shares then subject to the Forfeiture Restrictions on (i) the date of a Corporate Change provided that the Employee has been continuously employed by the Company from the date of this Agreement to the date of such Corporate Change or (ii) the date the Employee’s employment with the Company is terminated by reason of death, Disability, Involuntary Termination, or Retirement.

(c)                                  Certificates.     A certificate evidencing the Restricted Shares shall be issued by the Company in the Employee’s name, pursuant to which the Employee shall have all of the rights of a shareholder of the Company with respect to the Restricted Shares, including, without limitation, voting rights and the right to receive dividends (provided, however, that dividends paid in shares of the Company’s stock shall be subject to the Forfeiture Restrictions). The Employee may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock until the Forfeiture Restrictions have expired and a breach of the terms of this Agreement shall cause a forfeiture of the Restricted Shares. The certificate shall be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Committee as a depository for safekeeping until the forfeiture of such Restricted Shares occurs or the Forfeiture Restrictions lapse pursuant to the terms of the Plan and this award. On the date of this Agreement, the Employee shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares. Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall cause a new certificate or certificates to be issued without legend (except for any legend required pursuant to applicable securities laws or any other agreement to which the Employee is a party) in the name of the Employee in exchange for the certificate evidencing the Restricted Shares.  However, the Company, in its sole discretion, may elect to deliver the certificate either in certificate form or electronically to a brokerage account established for the Employee’s benefit at a brokerage/financial institution selected by the Company.  The Employee agrees to complete and sign any documents and take additional action that the Company may request to enable it to deliver the shares on the Employee’s behalf.

(d)                                 Corporate Acts.  The existence of the Restricted Shares shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding. The prohibitions of Section 2(a) hereof shall not apply to the transfer of Restricted Shares pursuant to a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefor shall also become subject to the Forfeiture Restrictions and provisions governing the lapsing of such Forfeiture Restrictions applicable to the original Restricted Shares for all purposes of this Agreement and the certificates representing such stock, securities or other property shall be legended to show such restrictions.

3.                                       Withholding of Tax.   To the extent that the receipt of the Restricted Shares or the lapse of any Forfeiture Restrictions results in compensation income to the Employee for federal or state income tax purposes, the Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations. The Employee may elect with respect to this Agreement to surrender or authorize the Company to withhold shares of stock of the Company (valued at their fair market value on the date of surrender or withholding of such shares) to satisfy any tax required to be withheld by reason of compensation income resulting under this Agreement.  An election pursuant to the preceding sentence shall be referred to herein as a “Stock Withholding Election.”  All Stock Withholding Elections shall be made by written notice to the Company at its principal executive office addressed to the attention of the Secretary.  If the Employee is not a Section 16 Person, the Employee may revoke such election by delivering to the Secretary written notice of such revocation prior to the date such election is implemented through actual surrender or withholding of shares of stock of the Company (the “Withholding Date”).  If the Employee is a Section 16 Person, the Stock Withholding Election must:

(i)                                     be irrevocable and made six months prior to the Withholding Date, or

(ii)                                  (a)  be approved by the Committee, either before or after such election is made, (b) be made, and the Withholding Date occur, during a period beginning on the third business day following the date of release by the Company for publication of quarterly and annual summary statements of sales and earnings and ending on the twelfth business day following such date, and (c) be made more than six months after the effective date of this Agreement.

If the Employee fails to pay the required amount to the Company or fails to make a Stock

Withholding Election, the Company is authorized to withhold from any cash remuneration (or, if the Employee is not a Section 16 Person, stock remuneration, including withholding any Restricted Shares distributable to the Employee under this Agreement) then or thereafter payable to the Employee any tax required to be withheld by reason of compensation income resulting under this Agreement or the disposition of Restricted Shares acquired under this Agreement.

4.                                       Status of Stock.   The Employee agrees that the Restricted Shares issued under this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. The Employee also agrees that (i) the certificates representing the Restricted Shares may bear such legend or legends as the Committee deems appropriate in order to reflect the Forfeiture Restrictions and to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the Restricted Shares on the stock transfer records of the Company if such proposed transfer would constitute a violation of the Forfeiture Restrictions or, in the opinion of counsel satisfactory to the Company, of any applicable securities law, and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares.

5.                                       Employment Relationship.   For purposes of this Agreement, the Employee shall be considered to be in the employment of the Company as long as the Employee remains an employee of either the Company, an Affiliate (as such term is defined in the Plan), or any successor corporation.  Without limiting the scope of the preceding sentence, it is expressly provided that the Employee shall be considered to have terminated employment with the Company at the time of the termination of the “Affiliate” status under the Plan of the entity or other organization that employs the Employee.  Nothing in the adoption of the Plan, nor the award of the Restricted Shares thereunder pursuant to this Agreement, shall confer upon the Employee the right to continued employment by the Company or affect in any way the right of the Company to terminate such employment at any time. Unless otherwise provided in a written employment agreement or by applicable law, the Employee’s employment by the Company shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Employee or the Company for any reason whatsoever, with or without cause. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, and its determination shall be final.

6.                                       Notices.   Any notices or other communications provided for in this Agreement shall be sufficient if in writing.  In the case of the Employee, such notices or communications shall be effectively delivered if hand delivered to the Employee at his principal place of employment or if sent by registered or certified mail to the Employee at the last address the Employee has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

7.                                       Parachute Payment.   In the event that the receipt of the Restricted Shares or the lapse of any Forfeiture Restrictions would constitute a parachute payment (within the meaning of section 280G of the Code) at a time when the Employee’s Severance Agreement with the Company that is in effect as of the date hereof (or any successor agreement) is in effect, then the amount of such parachute payment shall be treated as a payment to the Employee for purposes of determining the amount of any gross-up payment to be made to the Employee under the terms of such Severance Agreement (or any successor agreement) with respect to the excise tax imposed by Section 4999 of the Code.

8.                                       Entire Agreement; Amendment.   This Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between the Employee and the Company and constitutes the entire agreement between the Employee and the Company with respect to the subject matter of this Agreement.  This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document. Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both the Employee and an authorized officer of the Company. Notwithstanding anything in the Plan or this Agreement to the contrary, if the Committee determines that the provisions of new Section 409A of the Code apply to this Agreement and that the terms of this Agreement do not, in whole or in part, satisfy the requirements of such section, then the Committee, in its sole discretion, may unilaterally modify this Agreement in such manner as it deems appropriate to comply with such section and any regulations or guidance issued thereunder.

9.                                       Binding Effect.   This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Employee.

10.                                 Controlling Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Employee has executed this Agreement, all as of the date first above written.

FOREST OIL CORPORATION

By:
Newton W. Wilson III
Senior Vice President,
General Counsel and Secretary

EMPLOYEE

[EMPLOYEE NAME]